EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of November 9, 2012, by j2 Global, Inc., a Delaware corporation (“Buyer”), Ziff Davis, Inc., a Delaware corporation (the “Company”), the persons identified on the signature pages as Majority Sellers (collectively, “Majority Sellers”) and as Minority Sellers (collectively, “Minority Sellers” and, together with the Majority Sellers, “Sellers”), and Great Hill Equity Partners IV, LP, as representative of Sellers (the “Seller Representative”).

BACKGROUND

A.
Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of (i) Series A Redeemable Preferred Stock of the Company, par value $0.01 per share (the “Preferred Stock”) and (ii) common stock of the Company, par value $0.0001 per share (including any shares of Common Stock issued as restricted stock, whether or not vested) (the “Common Stock”, and together with the Preferred Stock, the “Shares”), exclusive of the Rollover Shares (as defined below) (shares of Common Stock and Preferred Stock other than the Rollover Shares, the “Purchased Shares”), for the consideration and on the terms set forth in this Agreement.

B.
The parties hereto desire to cause all of the Options (as defined below) to purchase shares of Common Stock issued and outstanding as the date hereof, whether or not vested, to be cancelled and exchanged for the consideration and on the terms set forth herein.

C.
Concurrently with the execution and delivery of this Agreement, Buyer, the Company and each of the Rollover Holders (as defined below) is entering that certain Exchange Agreement (the “Exchange Agreement”) pursuant to which Buyer and the Rollover Holders agree to exchange the Purchased Shares and, in the aggregate, 4,321,744.966 shares of Common Stock (the “Rollover Shares”) for shares of Series A Cumulative Participating Preferred Stock of the Company (the “New Preferred Stock”), in each case, as set forth in the Exchange Agreement.  As used herein, “Rollover Holders” means Vivek Shah and C. Andrew Johns.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.    SALE AND TRANSFER OF SHARES.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Sellers will sell and transfer the Purchased Shares to Buyer, free, clear, and discharged of and from all Encumbrances (as defined below), and Buyer will purchase the Purchased Shares from Sellers.

2.    PURCHASE PRICE FOR PURCHASED SHARES; ALLOCATION OF PURCHASE PRICE; TREATMENT OF OPTIONS.

2.1  PURCHASE PRICE.

(a) The purchase price for the Purchased Shares will be $175,000,000 minus the Rollover Value (as defined below) (the “Purchase Price”).  On the Closing Date (as defined below), the Purchase Price shall be subject to adjustment pursuant to Section 2.2(b), and shall be further reduced by the deposit of (x) $8,000,000 with the Escrow Agent (as defined below) pursuant to Section 2.5, and (y) $2,000,000 (the “Seller Representative Expense Amount”) with the Seller Representative pursuant to Section 8.2 (the Purchase Price as so adjusted, the “Closing Payment”).  The Closing Payment shall be payable in cash at Closing and shall be allocated as follows:

(i)
PREFERRED SHARES.  Each holder of shares of the Company’s Preferred Stock will receive, for each share of Preferred Stock held thereby immediately prior to the Closing, the amount set forth on Schedule 2.1(e) with respect to such share (as applicable, the “Per Share Preferred Consideration” and the aggregate amount thereof, the “Aggregate Preferred Consideration”).

(ii)
COMMON SHARES.  Each holder of shares of Common Stock will receive, for each share of Common Stock held thereby immediately prior to the Closing (other than Rollover Shares), an amount equal to (i) the Closing Payment, plus the Rollover Value, plus the Aggregate Option Exercise Price (as defined below), minus the Aggregate Preferred Consideration, divided by (ii) the Fully Diluted Number of Common Shares (as defined below) (such amount, the “Per Common Share Consideration”).

(iii)	OPTIONS.

(1)
At the Closing, each option (the “Options”) issued and outstanding under the Company’s 2010 Stock Option and Grant Plan (as the same may be amended to date, the “Company Stock Plan”) immediately prior to the Closing shall automatically be cancelled and extinguished without any action on the part of any party hereto, and each holder of an outstanding Option (each an “Optionholder,” and collectively the “Optionholders”), whether or not vested, shall have the right to receive in respect of the Options held thereby, in cash (subject to applicable withholding), a payment in an amount equal to the total number of shares of Common Stock issuable upon the exercise of such Optionholder’s Options (the “Option Shares”), multiplied by the excess of (A) the Per Common Share Consideration over (B) the applicable exercise price per share for such Option Shares (such amount, the “Option Consideration” and, the aggregate amount thereof, together with the aggregate Per Common Share Consideration for all shares of Common Stock (including Rollover Shares), the “Aggregate Common Consideration”).  The aggregate amount of the exercise price payable with respect to all Options is referred to herein as the “Aggregate Option Exercise Price”.

(2)
Prior to the Closing, the Company shall have adopted such resolutions and taken or caused to be taken all such other actions as may be required to effectuate the provisions of Section 2.1(d)(i) and the termination of the Company Stock Plan.

(b) At the Closing, each Rollover Holder will receive, for each Rollover Share contributed to the Company thereby, that number of shares of New Preferred Stock as set forth in the Exchange Agreement having a face value as of the Closing Date equal to the number of Rollover Shares contributed to the Company thereby multiplied by the Per Common Share Consideration (the aggregate amount thereof, the “Rollover Value”).

(c) As used herein, the term “Fully Diluted Number of Common Shares” means the aggregate number, without duplication, of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Closing (including Rollover Shares), plus (ii) the number of Option Shares issuable upon exercise of all Options outstanding immediately prior to the Closing.

(d) Schedule 2.1(d) sets forth, for each Seller and each Optionholder (i) the number and class of Shares held by each such Seller, (ii) the number of Options held by each such Optionholder and the applicable exercise price, (iii) the amount of the Aggregate Preferred Consideration payable to each holder of Preferred Stock, (iv) the amount of the Aggregate Common Consideration payable to each holder of Common Stock and each Optionholder (other than with respect to Rollover Shares), (v) the aggregate number of Rollover Shares to be contributed by each Rollover Holder, and (vi) for each holder of Common Stock (including Rollover Shares) and/or Options, such Person’s pro rata share of the Aggregate Common Consideration determined by dividing the total number of shares of Common Stock and Option Shares held thereby by the Fully Diluted Number of Common Shares (as applicable, such Person’s “Pro Rata Share”).

2.2  PURCHASE PRICE ADJUSTMENTS.

(a) The Company shall prepare an estimated balance sheet as of the Closing Date (the “Preliminary Balance Sheet”) and deliver such Preliminary Balance Sheet to Buyer at least three Business Days prior to the Closing Date.  For purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday, federal holiday or a day on which banks in the State of California or New York are authorized or obligated by law to close. The Preliminary Balance Sheet shall be prepared in accordance with the definitions of “Working Capital”, “Debt”, and “Company Transaction Expenses” as set forth in this Agreement and on a basis consistent with U.S. generally accepted accounting principles consistently applied (“GAAP”) and the accounting methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Company’s audited financial statements.  The Preliminary Balance Sheet shall be accompanied by a certificate of the president or chief financial officer of the Company to the effect of the preceding sentence and shall be accompanied by a calculation of Debt, Working Capital of the Company, and Company Transaction Expenses, certified by the Company’s president or chief financial officer.

(b) The Purchase Price will be reduced dollar-for-dollar to the extent of any (i) Debt on the Preliminary Balance Sheet, (ii) Company Transaction Expenses on the Preliminary Balance Sheet, and (iii) to the extent the Working Capital on the Preliminary Balance Sheet is less than $1,000,000.

(c) Within 90 days following the Closing, Buyer will prepare a final closing balance sheet (the “Closing Balance Sheet”) and a final calculation of the Company Transactions Expenses, Debt and Working Capital as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with the definitions of “Working Capital”, “Debt”, and “Company Transaction Expenses” as set forth in this Agreement and on a basis consistent with GAAP and the accounting methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Company’s audited financial statements.  The process described in this Section 2.2(c) is not intended to permit the introduction of different accounting methodologies, practices, estimation techniques, assumptions and principles to the preparation of the Closing Balance Sheet from those used in the Company’s audited financial statements, except as may be expressly provided for in the definitions set forth herein. The Seller Representative may dispute the calculation of the Company Transaction Expenses, Debt and Working Capital by Buyer; provided, however, that the Seller Representative will have notified Buyer of the dispute, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 calendar days after the day the Seller Representative receives the Closing Balance Sheet and the calculation of the Company Transaction Expenses, Debt and Working Capital. Any items in the calculation of the Company Transaction Expenses, Debt and Working Capital not disputed by the Seller Representative and not otherwise subject to adjustment as a result of the resolution of the items in dispute shall be deemed to be final and conclusive with respect to such items. In the event of a dispute, the Seller Representative and Buyer will attempt to reconcile their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Seller

Representative and Buyer are unable to reach a resolution within 30 calendar days after the receipt by Buyer of the Seller Representative’s written notice of dispute, the Seller Representative and Buyer will submit the items remaining in dispute for resolution to Deloitte LLP (the “Independent Accounting Firm”), which shall, within 30 calendar days after such submission, determine and report to the Seller Representative and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller Representative, Sellers and Buyer. The scope of the retention of the Independent Accounting Firm shall be limited to resolving the disputes presented to it and matters related thereto and in no event shall the resolution of any issue be outside the parameters or amounts which were determined by Buyer and Seller Representative unless consented to by both parties.  In connection with the resolution of any dispute, each of Buyer and the Seller Representative (on behalf of Sellers) will bear its own legal and accounting fees and expenses. The fees and expenses of the Independent Accounting Firm shall be borne equally by Sellers on the one hand, and Buyer, on the other hand. Each of Buyer and the Seller Representative will cooperate with and timely respond to any requests for information from the Independent Accounting Firm in connection with any dispute pursuant to this Section 2.2(c).

(d) The Closing Balance Sheet and the calculation of the Company Transaction Expenses, Debt and Working Capital delivered by Buyer will be final and binding on the parties for the purposes of this Section 2.2 upon the earliest of (i) the failure of the Seller Representative to notify Buyer of a dispute within 30 calendar days of the receipt by the Seller Representative of the Closing Balance Sheet, (ii) the resolution of all disputes, pursuant to Section 2.2(c), by the Seller Representative and Buyer and (iii) the resolution of all disputes, pursuant to Section 2.2(c), by the Independent Accounting Firm.

(e) If Debt as shown on the Closing Balance Sheet is greater than Debt as shown on the Preliminary Balance Sheet, then the Purchase Price will be decreased by the amount of such difference.  If Debt as shown on the Closing Balance Sheet is less than Debt as shown on the Preliminary Balance Sheet, then the Purchase Price will be increased by the amount of such difference.  If the amount of Company Transaction Expenses as shown on the Closing Balance Sheet is greater than the amount of Company Transaction Expenses as shown on the Preliminary Balance Sheet, then the Purchase Price will be decreased by the amount of such difference.  If the amount of Company Transaction Expenses as shown on the Closing Balance Sheet is less than the amount of Company Transaction Expenses as shown on the Preliminary Balance Sheet, then the Purchase Price will be increased by the amount of such difference. If Working Capital as shown on the Closing Balance Sheet is less than both $1,000,000 and Working Capital as shown on the Preliminary Balance Sheet, then the Purchase Price will be decreased by (x) the lesser of Working Capital as shown on the Preliminary Balance Sheet and $1,000,000 minus (y) the Working Capital as shown on the Closing Balance Sheet.  If Working Capital as shown on the Closing Balance Sheet is greater than Working Capital as shown on the Preliminary Balance Sheet, then the Purchase Price will be increased by (x) the lesser of Working Capital as shown on the Closing Balance Sheet and $1,000,000, minus (y) Working Capital as shown on the Preliminary Balance Sheet.  All payments will be made together with interest at 5% compounded daily beginning on the Closing Date and ending on the date of payment.  If payment is due from Sellers to Buyer pursuant to this subsection, then Buyer shall look only to the Adjustment and Indemnity Escrow Amount for such payment.

(f) The term “Debt” shall mean: (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) except as set forth on Part 2.2(f)(iii) of the Disclosure Letter, every reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (provided that deferred purchase price obligations under the Earnout Agreement (defined below) shall not be considered “Debt” for any purpose under this Agreement); (v) every capital lease obligation of the Company; and (vi) every obligation of the type referred to in clauses (i) through (v)

of another Person which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.  For the avoidance of doubt, “Debt” shall not include deferred subscription liabilities or any liabilities to the extent included in the calculation of Working Capital.

(g) The term “Working Capital” shall mean: (i) current assets of the Company minus (ii) current liabilities of the Company, in each case containing line items substantially consistent with the line items in the Company’s Latest Balance Sheet and determined in accordance with GAAP; provided, however, that current assets shall not include (x) any accounts receivable not generated in the Company’s ordinary course of business and consistent with its past practices and (y) any prepaid amounts.

(h) The term “Company Transaction Expenses” shall mean all unpaid fees and expenses of the Company, its Subsidiaries, any Seller and the Seller Representative incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement that are payable by the Company or any of its Subsidiaries.

2.3     TIME AND PLACE OF CLOSING. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer at 6922 Hollywood Blvd., 5th Floor, Los Angeles, CA 90028, or via the electronic exchange of signature pages and other deliverables, on the date hereof (the “Closing Date”).

2.4  CLOSING OBLIGATIONS.  At the Closing:

(a) Sellers will deliver to Buyer: (i) certificates representing the Purchased Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer, or affidavits of loss in lieu of such certificates, in a form reasonably acceptable to Buyer; (ii) the Disclosure Letter attached hereto as Exhibit A; (iii) releases in the form of Exhibit B executed by Sellers (collectively, the “Releases”); (iv) noncompetition agreements in the form of Exhibit C, executed by Majority Sellers (collectively, the “Majority Noncompetition Agreements”); (v) noncompetition agreements in the form of Exhibit D, executed by those individuals set forth on Part 2.4(a)(v) of the Disclosure Letter (collectively, the “Individual Noncompetition Agreements”); (vi) the Escrow Agreement executed by the Seller Representative; (vii) the Exchange Agreement in the form of Exhibit E, executed by the Company and the Rollover Holders; (viii) a stockholders agreement in the form of Exhibit F, executed by the Company and the Rollover Holders (the “Stockholders Agreement”); (ix) an opinion of Goodwin Procter LLP, dated the Closing Date, in the form of Exhibit G (the “Opinion and, collectively with the Stockholders Agreement, the Releases, the Majority Noncompetition Agreements, the Individual Noncompetition Agreements, the Exchange Agreement, the Escrow Agreement and any additional written agreements contemplated by this Agreement, the “Ancillary Agreements”); (x) signed resignations of all directors of the Company and its Subsidiaries, in forms reasonably acceptable to Buyer; (xi) the consents or approvals required in connection with the transactions contemplated hereby from those third parties identified on Part 2.4(a)(x) of the Disclosure Letter; (xii) a certificate executed by the Company pursuant to Treasury Regulation Section 1.1445-2(c)(3) in a form reasonably satisfactory to Buyer, stating that the Company is not nor has it been a U.S real property holding company (as defined in Section 897(c) of the Code) during the applicable period specified in Section 897 of the Code; and (xiii) IRS Forms W-9 or appropriate IRS Forms W-8 from each Seller, to the extent required to satisfy any withholding or reporting obligation with respect to payments made under this Agreement.

(b) Buyer will deliver to the applicable Sellers: (i) their respective portions of the Closing Payment with respect to the Purchased Shares as set forth on Schedule 2.1(e), by wire of immediately available funds to the accounts specified by the applicable Seller at least three Business Days prior to the Closing Date, (ii) the Majority Noncompetition Agreements executed by Buyer, (iii) the Individual Noncompetition Agreements executed by Buyer and (iv) the Escrow Agreement executed by Buyer.

(c) Buyer will deliver or cause to be delivered to the Rollover Holders (or the Company, in the case of (ii)) (i) certificates representing that number of New Preferred Stock set forth in the Exchange Agreement with respect to such Rollover Holder, (ii) the Exchange Agreement and (iii) the Stockholders Agreement.

(d) Buyer will deliver to the Company the aggregate Option Consideration as set forth on Schedule 2.1(e) for further distribution to the Optionholders (subject to applicable withholding).

(e) Buyer will deliver to Union Bank, N.A. (the “Escrow Agent”) the Escrow Funds in accordance with Section 2.5.

(f) Buyer will deliver to the Seller Representative the Seller Representative Expense Amount.

(g) Buyer will pay or cause to be paid all Company Transaction Expenses as shown on the Preliminary Balance Sheet to the third parties entitled to the receipt thereof, as directed by the Seller Representative in writing at least three Business Days prior to the Closing.

(h) Buyer will pay or cause to be paid to the holders thereof those items of Debt of the Company to the extent shown on the Preliminary Balance Sheet and deducted from the Purchase Price.

2.5  ESCROW FUND

(a) At the Closing, Buyer, the Seller Representative and the Escrow Agent shall enter into an escrow agreement in substantially the form attached hereto as Exhibit H (the “Escrow Agreement”).  At the Closing, Buyer shall deposit, by wire transfer of immediately available funds to separate interest bearing accounts designated by the Escrow Agent, (i) $6,000,000 (the “Adjustment and Indemnity Escrow Amount”), which shall be available to satisfy any payment obligations of Sellers pursuant to Section 2.2(e) and any indemnity claims made by the Buyer Indemnified Persons (as defined below) prior to the Expiration Date pursuant to Section 7 of this Agreement; and (ii) $2,000,000 (the “Earnout Escrow Amount”), which shall  be used to pay any earnout payments required to be paid by the Company pursuant to the terms of the Earnout Agreement, dated December 31, 2010, between the Company and Logic Media, LLC (the “Earnout Eligible Party” and such agreement, the “Earnout Agreement”). The Adjustment and Indemnity Escrow Amount and the Earnout Escrow Amount, in each case, together with any interest or dividends accrued thereon, are sometimes referred to herein collectively as the “Escrow Funds”.  Seller’s right to amounts in the Escrow Funds shall be treated by the parties as eligible for installment sale treatment under Sections 453 and 453A of the Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding provision of foreign, state or local law, as appropriate. Buyer shall be treated for tax purposes as the owner of all interest and earnings earned by the Escrow Funds.

(b) Promptly following the earliest to occur of the events described in Section 2.2(d), Buyer and the Seller Representative shall direct the Escrow Agent to distribute to Buyer, in accordance with the terms of the Escrow Agreement, the amount, if any, payable thereto pursuant to Section 2.2(e).

(c) Promptly upon the final determination by the Company of the amount, if any, of the Earnout Escrow Amount required to be paid to the Earnout Eligible Party pursuant to the terms of the Earnout Agreement (i) with respect to calendar year 2012, Buyer and the Seller Representative (it being understood that the Seller Representative shall be required to give such direction upon Buyer’s request absent manifest error or fraud in determining the earnout obligation) shall direct the Escrow Agent to distribute (A) to the Company the amount, if any, payable to the Earnout Eligible Party pursuant to the terms of the Earnout Agreement, and (B) the excess, if any, of $1,000,000 (plus all interest or dividends accrued thereon pursuant to the Escrow Agreement, if any) over such amount in clause (i)(A) above, to the Seller Representative for distribution to the Common Equityholders based on their Pro Rata Shares, and (ii) with respect to calendar year 2013, Buyer and the Seller Representative (it being understood that the Seller Representative shall be required to give such direction upon Buyer’s request absent manifest error or fraud in determining the earnout obligation) shall direct the Escrow Agent to distribute (A) to the Company the amount, if any, payable to the Earnout Eligible Party pursuant to the terms of the Earnout Agreement and (B) the excess, if any, of the amount then remaining in the Earnout Escrow Fund (including all interest or dividends accrued thereon pursuant to the Escrow Agreement, if any) over such amount in clause (ii)(A) above to the Seller Representative for distribution to the Common Equityholders based on their Pro Rata Shares, in each case in accordance with, and subject to the conditions set forth in, the Earnout Agreement and the Escrow Agreement.

(d) Promptly following the final determination of any claim made by any Buyer Indemnified Person pursuant to Section 7, Buyer and the Seller Representative shall direct the Escrow Agent to distribute from the Adjustment and Indemnity Escrow Amount an amount equal to the amount finally determined to be payable to such Buyer Indemnified Party in connection with such claim, in each case, in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement.  Promptly following the Expiration Date (as defined below), Buyer and the Seller Representative shall direct the Escrow Agent to distribute any remaining portion of the Adjustment and Indemnity Escrow Amount, in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement, to the Seller Representative for distribution to the Common Equityholders based on their Pro Rata Shares; provided, that to the extent there are any pending and unresolved claims for indemnification under Section 7 for which notice has been timely provided, a portion of the Adjustment and Indemnity Escrow Amount (or any remaining portion thereof, but not any portion of the Earnout Escrow Amount, which shall be available solely for the purposes specified in Section 2.5(a), and subject to release solely as described in Section 2.5(c)) in an amount equal to such pending and unresolved claims shall be retained in the Escrow Funds in accordance with the Escrow Agreement and shall be released in accordance with the procedures set forth in this Agreement and the Escrow Agreement.

(e) Any disbursement of Escrow Funds pursuant to the foregoing Sections 2.5(b)-(d) shall be made promptly upon the final determination of the amounts thereof, and in all cases, within five Business Days thereof, and each of Buyer and the Seller Representative shall use their respective commercially reasonable efforts to cause the Escrow Agent to make such disbursement within such time period.

2.6  POST-CLOSING PAYMENTS.  Following the Closing, any amounts payable to the holders of Common Stock (including Rollover Shares) and the Optionholders (together, the “Common Equityholders”) in connection with (a) any adjustment to the Purchase Price pursuant to Section 2.2, (b) the release of any portion of the Escrow Funds in accordance with the terms of this Agreement and the Escrow Agreement, (c) the release of any portion of the Seller Representative Expense Amount (in the sole discretion of the Seller Representative) or (d) any payment related to Transaction-Related Tax Benefits (as defined below) pursuant to Section 6.1(f) shall be paid by the Buyer, the Escrow Agent or the Seller Representative, as applicable, to the Common Equityholders in accordance with their respective Pro Rata Shares.  For the avoidance of doubt, neither Buyer nor the Company shall have any obligation to the Common Equityholders or any other Seller with respect to the Seller Representative Expense Amount.

2.7  RECAPITALIZATION; EXCHANGE.  Upon the Closing, Buyer will cause the Company to be recapitalized with (a) 175,000 shares of preferred stock, all of which will be designated as the New

Preferred Stock having the rights, preferences and privileges set forth in the Second Amended and Restated Certificate of Incorporation in the form of Exhibit I (the “Certificate of Incorporation”), and will be outstanding immediately following the Closing (the “New Preferred Shares”) and (b) 15,000,000 shares of common stock, none of which will be outstanding immediately following the Closing (the “New Common Shares” and, together with the New Preferred Shares, the “New Shares”), except for any shares of common stock that may be granted under the Company’s 2012 Equity Incentive Plan (the “Incentive Plan”) at the Closing.  At the Closing, the bylaws of the Company will be amended and restated to read in their entirety in the form attached hereto as Exhibit J (the “Bylaws”). The New Preferred Shares to be outstanding immediately following the Closing shall be held in their entirety by Buyer and the Rollover Holders pursuant to the Exchange Agreement.

3.    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.  The Company and Sellers represent and warrant, jointly and severally, to Buyer as follows:

3.1  ORGANIZATION AND GOOD STANDING

(a) Part 3.1(a) of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected to be materially adverse to the Company.

(b) The Company has delivered to Buyer copies of the Organizational Documents, as currently in effect. For purposes of this Agreement, “Organizational Documents” means the articles or certificate of incorporation, the bylaws and any stockholders agreement of the Company or any of its Subsidiaries and any amendment thereto.

3.2  AUTHORIZATION.  The execution, delivery and performance by the Company of the Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of such Ancillary Agreements.

3.3  NO CONFLICT; NO CONSENT

(a) Except as set forth in Part 3.3(a) of the Disclosure Letter, neither the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents, or (B) any resolution adopted by the board of directors or stockholders of the Company;

(ii) materially contravene or conflict with, or result in a material violation of, or give any individual, entity, or Governmental Body (each, a “Person”) the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (each, a “Legal

Requirement”) or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator (each, an “Order”) to which the Company, any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries may be subject;

(iii) materially contravene or conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (each, a “Governmental Authorization”) that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries;

(iv) materially contravene or conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; or

(v) result in the imposition or creation of any lien, option, pledge, security interest, or right of first refusal (each, an “Encumbrance”) upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries.

(b) Except as set forth in Part 3.3(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is or will be required to give any notice to or obtain any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) (each, a “Consent”) from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, the term “Governmental Body” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.4  CAPITALIZATION; SUBSIDIARIES.

(a) The authorized equity securities of the Company consist of 54,000,000 shares of Common Stock, par value $0.0001 per share, of which 52,700,963.333 shares are issued and outstanding, and 3,000 shares of Series A Redeemable Preferred Stock, par value $0.01 per share, of which 2,056.947 shares are issued and outstanding.  The shares of Common Stock and Preferred Stock collectively constitute the Shares. As of immediately prior to the Closing, 632,370 shares of Common Stock are reserved for issuance under the Company Stock Plan, of which (x) 260,000 shares are subject to outstanding Company Options, and (y) 372,370 shares remain available for issuance under the Company Stock Plan.  Part 3.4(a) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of all stockholders and Optionholders, the number and class of Shares held thereby and/or the number of shares of Common Stock underlying each Option held thereby, the exercise price of each such Option, and the grant date of each such Option.  All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended, or any other Legal Requirement. Except as set forth on Part 3.4(b) of the Disclosure Letter, the Company does not own, nor does it have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b) For purposes of this Agreement, the term “Subsidiary” means a corporation or other entity in which the Company has the power to elect a majority of the board of directors or similar governing body or in which the Company owns at least 50% of the outstanding shares or other outstanding equity interests.  Each of the Company’s Subsidiaries, together with the authorized capital stock of each of the Subsidiaries, is listed in Part 3.4(b) of the Disclosure Letter, and, except as set forth in Part 3.4(b) of the Disclosure Letter, the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries.  All of such issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.  There are no other outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” shares or other similar securities or rights that are derivative of, or provide economic rights, based (directly or indirectly) on the value of price of any shares of capital stock of any Subsidiary, Contracts, arrangements or commitments of any kind to which any Subsidiary is a party relating to the issuance, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any Subsidiary.  No Subsidiary is a party to any Contracts with respect to the voting of any shares of capital stock of such Subsidiary or which restrict the transfer of any such shares.  No Subsidiary has any outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of such Subsidiary.  Except as set forth in Part 3.4(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

(c) Each of the Company’s Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as currently conducted.  Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

3.5  FINANCIAL STATEMENTS.  The Company has delivered to Buyer: (a) audited balance sheets of the Company as at December 31 in 2011 (the “Balance Sheet”) and 2010 (partial year), and the related audited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, and (b)  the Company’s Balance Sheet dated September 30, 2012 (a true copy of which is set forth in Part 3.5 of the Disclosure Letter (the “Latest Balance Sheet”) and the related unaudited statements of income for the nine months then ended. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved.

3.6  BROKERS OR FINDERS.  Except as set forth in Part 3.6 of the Disclosure Letter, the Company and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.7  TITLE TO PROPERTIES; ENCUMBRANCES.  Neither the Company nor any of its Subsidiaries owns any real property. Part 3.7 of the Disclosure Letter contains a list of all real property leasehold interests owned by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company and each of its Subsidiaries own, or have valid licenses to use or leasehold interests in, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected in the Latest Balance Sheet (except for property sold since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices), and all of the properties and assets purchased or otherwise acquired by the Company or any of its Subsidiaries since the date of the Latest Balance Sheet. All material properties and assets reflected in the Latest Balance Sheet, are free and clear of all Encumbrances, except for Encumbrances reflected in the Latest Balance Sheet, (ii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, and (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby (collectively, “Permitted Encumbrances”).  Except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, (A) all such tangible personal property is in good operating condition and repair (ordinary wear and tear excepted) and is sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing, and (B) the Leased Real Property, taken as a whole, is sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8  [Intentionally omitted].

3.9  ACCOUNTS RECEIVABLE.  All accounts receivable of the Company and its Subsidiaries that are reflected on the Latest Balance Sheet or on the accounting records of the Company as of the date hereof (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practices. To the Knowledge of the Company, as of the date hereof, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business consistent with past practices, under any agreement, contract, or other obligation (whether written or oral) that is legally binding (each, a “Contract”) with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.10    NO UNDISCLOSED LIABILITIES.  Except as set forth in Part 3.10 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Latest Balance Sheet and liabilities incurred in the ordinary course of business consistent with past practices since the respective dates thereof, or Company Transaction Expenses incurred as a result of the transactions contemplated by this Agreement.

3.11    TAXES.  Except as set forth in Part 3.11 of the Disclosure Letter:

(a) For the purposes of this Agreement, “Tax” or “Taxes” shall mean all federal, state, county, local, and other taxes (including income taxes; premium taxes; single business taxes; excise taxes; sales taxes; use taxes; value added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll related taxes; withholding taxes; and governmental charges and assessments in the nature of a tax), and includes interest, additions to tax, and any penalties in respect of the foregoing.

(b) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct, and complete in all material respects.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(c) The Company and its Subsidiaries have fully and timely paid all material Taxes (other than current Taxes not yet due and payable), whether or not shown to be due on the Tax Returns referred to in Section 3.11(a), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) No extension or waiver of a statute of limitations relating to Taxes has been agreed to or is in effect as of the date of this Agreement with respect to the Company or any of its Subsidiaries.  As of the date of this Agreement, no claim or nexus inquiry has been made in writing by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or are required to file any Tax Return in, that jurisdiction.

(e) All material amounts of Taxes required to be withheld by the Company or any of its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.

(f) No deficiency for any material amount of Tax has been asserted or assessed by any governmental authority in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn.  As of the date of this Agreement, no audit or other proceeding by any governmental authority is pending or, to the Knowledge of the Company, threatened with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

(g) There are no Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company or any of its Subsidiaries is liable for the Tax liability of a Person that is neither the Company nor any of its Subsidiaries, other than agreements pursuant to customary commercial contracts not primarily related to Taxes.

(h) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable or permitted Encumbrances which includes Encumbrances for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the Company’s or any of its Subsidiaries’ assets or properties.

(i) The Company is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j) Neither the Company nor any of its Subsidiaries (i) has engaged in any “reportable transaction” as defined in Treasury Regulations section 1.6011-4(b), (ii) has ever been a member of any consolidated, unitary or similar Tax group other than a group of which the Company is the common parent, (iii) as of the date of this Agreement, has transferee or successor liability for the unpaid Taxes of any other Person, (iv) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Tax authorities, (v) as of the date of this Agreement, has, or has ever had, a permanent establishment in any country other than the United States, or (vi) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(k) During the last two years, neither the Company nor any of its Subsidiaries has been a party to a transaction intended to qualify under Section 355 of the Code as Tax-free with respect to the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any Tax credit or material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting (whether overall or in respect of any item) for a Taxable period ending on or prior to the Closing Date, (ii) any agreement (including settlement of an audit or other controversy) with, or Tax ruling from, any governmental authority executed or requested on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date other than in the ordinary course of business consistent with past practices.

(m) The Company has made available copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company or any of its subsidiaries relating to the taxable years or periods ending on or after December 31, 2010 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.

3.12  NO MATERIAL ADVERSE CHANGE.  Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Company and its Subsidiaries, taken as a whole, and no event has occurred or circumstance exists that would reasonably be expected to result in such a material adverse change.

3.13  EMPLOYEE BENEFITS

(a) As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed or agreed to by the Company, a Subsidiary or an ERISA Affiliate thereof.

“Company Plan” means all Plans of which the Company, a Subsidiary or an ERISA Affiliate thereof is a Plan Sponsor, or to which the Company or an ERISA Affiliate thereof otherwise contributes, or in which the Company, a Subsidiary or an ERISA Affiliate thereof otherwise participates.  All references to Plans are to Company Plans unless the context requires otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to the Company, any other person that would be treated as a single employer under § 414 of the Code.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Other Benefit Obligations” means all obligations, or arrangements relating to employee benefits (including but not limited to deferred compensation, bonus, insurance, incentive compensation, restricted stock, stock option, employee stock purchase, savings, severance or termination pay agreement or plan or any other similar plan, agreement, arrangement or commitment, whether formal or informal, but excluding normal payroll practices and policies concerning holidays, vacations, and salary continuation during short absences for illness or other reasons), other than obligations, arrangements, and practices that are Plans.

“Pension Plan” has the meaning given in ERISA § 3(2).

“Plan” has the meaning given in ERISA § 3(3).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of Code § 401(a).

“Welfare Plan” has the meaning given in ERISA § 3(1).

(b) Part 3.13(b) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations.

(c) The Company has made available to Buyer true and complete copies of: (i) all documents that set forth the terms (including summary plan descriptions) of each Company Plan or Company Other Benefit Obligation and all amendments thereto and of any related trust; (ii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation; (iii) the Form 5500 filed in each of the most recent two plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect to each Company Plan or Company Other Benefit Obligation; and (v) with respect to Qualified Plans, the most recent Internal Revenue Service determination or opinion letter.

(d) Except as set forth in Part 3.13(d) of the Disclosure Letter: (i) No Company Plan is subject to Part 3 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA; (ii) Each Company Plan that is intended to be a Qualified Plan and each related trust agreement, annuity contract, or other funding instrument is qualified and tax-exempt under the provisions of Code §§ 401(a) and 501(a); (iii) Each Company Plan and each Company Other Benefit Obligation and each related trust agreement, annuity contract, or other funding instrument complies in all material respects, both as to form and in operation, with the terms of such arrangements and with the provisions of applicable federal law, including the Code and ERISA; (iv) Neither the Company, any Subsidiary nor, to the Company’s Knowledge, any plan fiduciary of any Company Plan has engaged in any transaction in violation of ERISA §§ 406(a) or (b) or any “prohibited transaction” as defined in IRC § 4975(c)(1), for which no exemption exists under Code §§ 4975(c)(2) or 4975(d).

(e) No Pension Plan or Welfare Plan is a Multi-Employer Plan.

(f) Neither the Company, any Subsidiary, nor any Company Plan that is a Welfare Plan has any obligation to make any payments to or with respect to any former employee of the Company or any Subsidiary pursuant to any retiree medical benefit or other Company Plan that is a Welfare Plan (other than with respect to rights pursuant to COBRA or similar state law).

(g) Neither the Company, any Subsidiary, nor any Company Plan is a party to any Proceeding, nor, to the Company’s Knowledge, has any Proceeding been threatened, relating to or seeking benefits under any Company Plan or Other Benefit Obligation, other than routine claims for benefits.

(h) Neither the Company nor any Subsidiary is a party to any contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or Other Benefit Obligation, or to modify any existing Company Plan or Company Other Benefit Obligation, except as required by applicable law.  Except as disclosed on Part 3.13(h) of the Disclosure letter, there are no limitations or restrictions on the right of the Company, any Subsidiary, or, after the consummation of the transactions contemplated hereby, Buyer, to merge, amend or terminate any Company Plan or any Company Other Benefit Obligation that is not a bilateral contract.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including severance, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Company Plan or Company Other Benefit Obligation, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Company Plan or Company Other Benefit Obligation, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, including the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) require the funding of any trust or other funding vehicle.  No Company Plan, Company Other Benefit Obligation, and no other agreement, contract or arrangement to which the Company or any Subsidiary is a party, would, whether individually, collectively, or as a result of any event (such as termination of employment), result in the payment of any amount that would not be deductible by reason of Section 162(m) or Section 280G of the Code.  No Company Plan or Company Other Benefit Obligation provides for the gross-up or reimbursement of taxes under Section 4999 or 409A of the Code, or otherwise.

(j) Each Company Plan or Company Other Benefit Obligation that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder so as to avoid any tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of Internal Revenue Service Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in material documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Part 3.14(a) of the Disclosure Letter: (i) each of the Company and its Subsidiaries is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company or any of its Subsidiaries. The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit each of the Company and its Subsidiaries to lawfully conduct and operate its business in the manner it currently is conducted and operated and to permit each of the Company and its Subsidiaries to own and use its assets in the manner in which it currently owns and uses its assets.  Each Governmental Authorization listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14(b) of the Disclosure Letter: (i) each of the Company and its Subsidiaries is in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified in Part 3.14(b) of the Disclosure Letter; (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and (iii) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, in each case, except as would not reasonably be expected to be materially adverse to the operations of the Company and its Subsidiaries, taken as a whole.

3.15  LEGAL PROCEEDINGS; ORDERS

(a) For purposes of this Agreement: (i) a “Proceeding” is any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator; (ii) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or should have become aware of such fact or other matter after due inquiry; and (iii) the Company will be deemed to have “Knowledge” of a particular fact or other matter if any of Vivek Shah, Andy Johns, or Stephen Hicks is actually aware of such fact or other matter or should have become aware of such fact or other matter after due inquiry.

(b) Except as set forth in Part 3.15(b) of the Disclosure Letter, there is no pending Proceeding: (i) that has been commenced by or against the Company or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Company’s Knowledge, no such Proceeding has been threatened. The Company has delivered to Buyer copies of all pleadings, material correspondence, and other material documents relating to each Proceeding listed in Part 3.15(b) of the Disclosure Letter.

(c) Except as set forth in Part 3.15(c) of the Disclosure Letter, there is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject.

(d) Except as set forth in Part 3.15(d) of the Disclosure Letter: (i) each of the Company and its Subsidiaries is in compliance, in all material respects, with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject; and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject.

3.16  ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Latest Balance Sheet, the Company and each of its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practices and there has not been any:

(a) change in the Company’s or any of its Subsidiaries’ authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any of its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any of its Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Organizational Documents;

(c) increase by the Company or any of its Subsidiaries of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business consistent with past practices) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any of its Subsidiaries;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, or financial condition of the Company or any of its Subsidiaries;

(f) entry into, termination of, or receipt of notice of termination of (i) any license (other than in the ordinary course of business consistent with past practices), distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company or any of its Subsidiaries of at least $25,000;

(g) sale, lease or other disposition of (other than in the ordinary course of business consistent with past practices) any asset or property of the Company or any of its Subsidiaries or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or any of its Subsidiaries, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Company or any of its Subsidiaries in excess of $25,000;

(i) except as required by GAAP, material change in the accounting methods used by the Company or any of its Subsidiaries;

(j) except as required by law, change of any material tax or accounting method;

(k) amendment of any Tax return with respect to a material amount of Taxes;

(l) settlement or final resolution of any contest relating to a material amount of Taxes; or

(m) agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing.

3.17  CONTRACTS; NO DEFAULTS

(a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, as of the date hereof, and the Company has delivered to Buyer true and complete copies, of:

(i)	each Contract that involves performance of services or delivery of goods or materials by the Company or any of its Subsidiaries of an amount or value in excess of $25,000;

(ii)	each Contract that involves performance of services or delivery of goods or materials to the Company or any of its Subsidiaries of an amount or value in excess of $25,000;

(iii)
each Contract that was not entered into in the ordinary course of business consistent with past practices and that involves expenditures or receipts of the Company or any of its Subsidiaries in excess of $10,000;

(iv)
each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or material personal property;

(v)	each Contract required to be listed in Part 3.22(b) of the Disclosure Letter;

(vi)	each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(vii)	each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person;

(viii)
each Contract (A) containing covenants that in any way purport to restrict the business activity of the Company or any of its Subsidiaries (other than non-disclosure agreements entered into in the ordinary course of business consistent with past practices or in connection with potential acquisitions by the Company), or (B) limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(ix)	each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)	each power of attorney that is currently effective and outstanding;

(xi)	each Contract for capital expenditures in excess of $25,000;

(xii)
each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices; and

(xiii)	each amendment, supplement, and modification in respect of any of the foregoing.

(b) To the Company’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any employment or other activity for or on behalf of the Company or any of its Subsidiaries for which such person has specifically been employed or engaged, or (B) assign to the Company or any of its Subsidiaries any rights to any invention, improvement, or discovery made by such person in connection with such employment or other activity for or on behalf of the Company or any of its Subsidiaries.

(c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, in each case, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) Except as set forth in Part 3.17(d) of the Disclosure Letter: (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable terms and requirements of each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter; (ii) to the Knowledge of the Company, each other Person that has any obligation or liability under any Contract under which the Company or any of its Subsidiaries have any rights, is in compliance in all material respects with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and (iv) neither the Company nor any of its Subsidiaries has given to or received from any other Person any written notice regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Contract.

3.18  INSURANCE

(a) The Company has delivered to Buyer: (i) true and complete copies of all policies of insurance maintained by the Company or any of its Subsidiaries; (ii) true and complete copies of all pending applications for policies of insurance, and (iii) descriptions of any self-insurance arrangement by the Company or any of its Subsidiaries, including any reserves established thereunder.

(b) Except as set forth on Part 3.18(b) of the Disclosure Letter:

(i)
All policies to which the Company or any of its Subsidiaries are a party or that provide coverage to the Company, any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries are valid and in full force and effect.

(ii)
Neither the Company nor any of its Subsidiaries has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer thereof is not willing or able to perform its obligations thereunder.

(iii)
The Company and each of its Subsidiaries have paid all premiums due, and have otherwise performed all of their respective obligations, under each insurance policy maintained by the Company or any of its Subsidiaries.

3.19  ENVIRONMENTAL MATTERS.  Each of the Company and its Subsidiaries is now and has at all times been in compliance, in all material respects, with all environmental laws and has no liabilities associated with any environmental condition or contamination.

3.20  EMPLOYEES

(a) Part 3.20(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company and each of its Subsidiaries, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2012; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or other Company Plan.  All employees of the Company or any of its Subsidiaries are at-will employees.

(b) To the Company’s Knowledge, no employee or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company or any of its Subsidiaries, or (ii) the ability of the Company or any of its Subsidiaries to conduct their business, including any Proprietary Rights Agreement with Sellers, the Company or any of its Subsidiaries, by any such employee or director. To the Company’s Knowledge, no director, officer, or other key employee of the Company or any of its Subsidiaries intends to terminate his employment with the Company or any of its Subsidiaries.

(c) Part 3.20(c) of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company and each of its Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21  LABOR COMPLIANCE.  Each of the Company and its Subsidiaries has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither the Company nor any of its Subsidiaries is liable for the payment of any material compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22  INTELLECTUAL PROPERTY

(a) Intellectual Property Assets--The term “Intellectual Property Assets” includes: (i) all trademarks, service marks, trade names, service names, trade dress, logos, fictional business names, trading names, and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof (collectively, “Marks”); (ii) all patents and patent applications, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof  (collectively, “Patents”); (iii) copyrightable works, copyrights, database rights and design rights, whether or not registered, and registrations and applications for registration thereof (collectively, “Copyrights”); and (iv) confidential and proprietary information, including trade secrets, processes and know-how (collectively, “Confidential Information”); in each case owned by or licensed to the Company.

(b) Agreements--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which the Company is granted rights by others or by which the Company has granted rights to others, except for (i) any licenses where the total annual royalty paid to the Company is less than $5,000; (ii) any license implied by the sale of a product (including subscriptions for the Company’s digital magazines); (iii) freelancer agreements entered into in the ordinary course of business consistent with past practices, all of which are substantially in the form previously made available to Buyer; (iv) perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee, and (v) any Contract for email lists entered into in the ordinary course of business consistent with past practices. Except as set forth on Part 3.22(b) of the Disclosure Letter, there are no outstanding or, to the Company’s Knowledge, threatened disputes or disagreements with respect to any such agreement.

(c) General

(i)
The Intellectual Property Assets are all those necessary for the operation of the Company’s business as it is currently conducted. Except as set forth in the applicable Part of the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property Assets excluding any payments owed to vendors, contractors and freelancers in the ordinary course of business consistent with past practices pursuant to Contracts copies of which have been made available to Buyer.

(ii)
Except as set forth in Part 3.22(c) of the Disclosure Letter, all current and, to the Company’s Knowledge, former employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. To the Company’s Knowledge, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(iii)
The Company has taken commercially reasonable steps, consistent with generally accepted industry standards, to safeguard and maintain the secrecy and confidentiality of, and any proprietary rights in, all Confidential Information. The Company has not authorized the disclosure of any Confidential Information included in the Intellectual Property Assets, nor to the Company’s Knowledge has any such Confidential Information been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto (other than e-mail lists sold or rented in the ordinary course of business consistent with past practices and in compliance with all laws and applicable contractual terms).  To the Company’s Knowledge, there is no misappropriation or unauthorized disclosure of any Confidential Information included in the Intellectual Property Assets.

(d) Patents.

(i)	Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents.

(ii)
Except as set forth in Part 3.22(d) of the Disclosure Letter, all Patents that are owned by the Company are currently in compliance with all requirements of the United States Patent and Trademark Office and all other formal legal requirements, are subsisting, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)
Except as set forth in Part 3.22(d) of the Disclosure Letter, no Patent has been or is now involved in any opposition, interference or invalidation proceeding or any inventorship, ownership or validity challenge and, to the Company’s Knowledge, no such action is threatened with the respect to any of the Patents.

(iv)
Except as set forth in Part 3.22(d) of the Disclosure Letter, there are no pending, or to the Company’s Knowledge, threatened claims asserted against the Company, challenging the inventorship, ownership, validity or enforceability of any Patent.

(e) Marks.

(i)	Part 3.22(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks.

(ii)
Except as set forth in Part 3.22(e) of the Disclosure Letter, all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements, are subsisting, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)
Except as set forth in Part 3.22(e) of the Disclosure Letter, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company’s Knowledge, no such action is threatened with the respect to any of the Marks.

(iv)
Except as set forth in Part 3.22(e) of the Disclosure Letter, there are no pending or, to the Company’s Knowledge, threatened claims asserted against the Company, challenging the ownership, validity or enforceability of any material Mark.  To the Company’s Knowledge, none of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(f) Copyrights.

(i)	Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all registered Copyrights and material unregistered copyrights and copyrightable works.

(ii)
Except as set forth in Part 3.22(f) of the Disclosure Letter, all material Copyrights have been registered and each such registration is currently in compliance with formal legal requirements, is subsisting, valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(iii)
Except as set forth in Part 3.22(f) of the Disclosure Letter, there are no pending, or to the Company’s Knowledge, threatened claims asserted against the Company, challenging the ownership, validity or enforceability of any Copyright. To the Company’s Knowledge, none of the subject matter of any Copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(g) Infringement.

(i)
To the Company’s Knowledge, the conduct of the Company’s business as currently conducted and as currently proposed to be conducted (i) does not and will not infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property of any third party; and (ii) does not and will not constitute unfair competition or trade practices under the laws of any relevant jurisdiction.

(ii)
Except as set forth in Part 3.22(g) of the Disclosure Letter, to the Company’s Knowledge, no third party is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Intellectual Property Assets.  Except as set forth in Part 3.22(g) of the Disclosure Letter, the Company has not made any claim or sent any notice with respect to the infringement, misappropriation, use, disclosure or violation of any Intellectual Property Assets against any third party.

(h) Privacy — The Company has (i) complied in all material respects with its published privacy policies, internal privacy policies and internal guidelines and all applicable laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information (as defined below) and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information is protected against loss, damage, and unauthorized access, use and/or, modification.  “Personally Identifiable Information” means any information that specifically identifies any employee, contractor, individual consumer or other third party who has provided such information to the Company in connection with the conduct of the Company’s business, including (A) any information that specifically identifies such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification, and (B) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution, and, for the avoidance of doubt, expressly excludes

IP addresses. Except as otherwise set forth in Part 3.22(h) of  the Disclosure Letter, since October 31, 2009, there has not been any loss, damage, or unauthorized access, use, modification , or other misuse, of any Personally Identifiable Information by the Company.  Except as set forth in Part 3.22(h) of the Disclosure Letter, no Person (including any Governmental Body) has provided any written notice to the Company, made any written claim, or commenced any action or proceeding against the Company with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by the Company or any of its employees or contractors. The (1) collection, storage, processing, transfer, and sharing of Personally Identifiable Information, and (2) the execution, delivery and performance of this Agreement complies with the Company’s published privacy policies and with all applicable laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected). The Company has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable persons required by applicable laws related to privacy and data security and has filed any required registrations with the applicable data protection authority.

3.23  CERTAIN PAYMENTS.  Since June 4, 2010, no director or officer, nor, to the Knowledge of the Company, any agent or employee of the Company or any other Person acting for or on behalf of the Company, has directly or indirectly, unlawfully (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24  RELATIONSHIPS WITH RELATED PERSONS.  No Seller or any Related Person of Sellers or of the Company has any interest in any property used in the Company’s business. Except as set forth in Part 3.24 of the Disclosure Letter and except for employment related agreements entered into in the ordinary course of business consistent with past practices and made available to Buyer, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, has any claim or right against, or is a creditor of, the Company.  For purposes of this Agreement, the term “Related Person” means (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (iii) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (ii) or (iii).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

3.25  DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

(a) NONE OF SELLERS, THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OR OFFICERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.

(b) Without limiting the generality of the foregoing, neither the Company nor any representative of the Company or any Seller has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Buyer, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

4.    REPRESENTATIONS AND WARRANTIES OF SELLERS.  Each Seller represents and warrants, severally but not jointly, to Buyer as follows:

4.1  ORGANIZATION.  Such Seller, to the extent not an individual, is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite entity power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

4.2  AUTHORIZATION.  The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which it is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery or performance by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, if any, as applicable.

4.3  ENFORCEABILITY; NO CONFLICT; NO CONSENT.

(a) This Agreement and the Ancillary Agreements to which such Seller is a party constitute the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Upon the execution and delivery of the Ancillary Agreements to which such Seller is a party, such agreements will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

(b) Neither the execution and delivery of this Agreement or the Ancillary Agreements to which such Seller is or will be a party by such Seller nor the consummation or performance of any of the transactions contemplated by this Agreement or the Ancillary Agreements by such Seller will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party pursuant to: (i) any provision of such Seller’s organizational documents; (ii) any resolution adopted by the board of directors or the stockholders of such Seller; (iii) any Legal Requirement or Order to which such Seller may be subject; or (iv) any Contract to which such Seller is a party or by which such Seller may be bound.

(c) Such Seller is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation or performance of any of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is or will be a party.

4.4  OWNERSHIP OF SHARES.  Such Seller is the record and beneficial owner of the Shares held by such Seller, free, clear and discharged of and from all Encumbrances.

4.5  BROKERS OR FINDERS.  Such Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Ancillary Agreements to which such Seller is or will be a party.

4.6  CERTAIN PROCEEDINGS.  There is no pending Proceeding that has been commenced against such Seller and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is or will be a party. To such Seller’s Knowledge, no such Proceeding has been threatened.

4.7  DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.  NONE OF SELLERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, OFFICERS, OR EMPLOYEES, AS APPLICABLE, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SUCH SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer represents and warrants to Sellers as follows:

5.1  ORGANIZATION AND GOOD STANDING.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2  AUTHORIZATION.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Buyer is a party.

5.3  ENFORCEABILITY; NO CONFLICT; NO CONSENT

(a) This Agreement and the Ancillary Agreements to which Buyer is or will be a party constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Ancillary Agreements to which Buyer is or will be a party, such agreements will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

(b) Neither the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party by Buyer nor the consummation or performance of any of the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is or will be a party pursuant to: (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which it is or will be a party or the consummation or performance of any of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is or will be a party.

5.4  INVESTMENT INTENT.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.

5.5  CERTAIN PROCEEDINGS.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is or will be a party. To Buyer’s Knowledge, no such Proceeding has been threatened.

5.6  BROKERS OR FINDERS.  Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.7  INSPECTION.  Buyer is an informed and sophisticated Person, and has engaged such expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder as Buyer deems desirable.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.8  DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.

(a) NEITHER BUYER NOR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR EMPLOYEES, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER OR ITS BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 5.

6.    CERTAIN AGREEMENTS

6.1  TAXES.

(a) Adjustment to Purchase Price.  Any payment by Buyer under this Section 6.1 or under Section 7.4 will be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

(b) Tax Returns.

(i)
Buyer shall, at its own expense, file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company after the Closing Date. Such Tax Returns shall be prepared in accordance with past practice unless otherwise required by applicable law.  Buyer shall deliver any Tax Return for which Sellers could be potentially liable under this Agreement to the Seller Representative at least 30 days before it is due, and the Seller Representative shall have the right to review and comment on such Tax Return and Buyer shall consider the Seller Representative’s comments in good faith.

(ii)
Buyer shall not amend any Tax Return filed on or before the Closing Date, or file an original Tax Return with respect to a jurisdiction where the Company has not previously filed a Tax Return there with respect to such Tax, where such amendment or filing could potentially make Sellers liable under this Agreement, without first giving the Seller Representative at least 30 days to review and comment and considering the Seller Representative’s comments in good faith.

(c) Contest Provisions.  Buyer shall promptly notify the Seller Representative in writing upon receipt by Buyer or the Company of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which may materially affect the Taxes and other Losses of the Company for which Sellers would be required to indemnify Buyer pursuant to Section 7 (a “Tax Claim”); provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall have the right to represent the interests of the Company in any Tax Claim; provided, that with respect to any such Tax Claim for which Sellers may have liability under this Agreement, the Seller Representative may, at its election, control the disposition of such Tax Claim to the extent Seller Representative acknowledges Sellers’ liability with respect to such Tax Claim and provides collateral reasonably acceptable to Buyer in an amount equal to the maximum amount for which Sellers could be liable with respect to such Tax Claim (as determined by Buyer in its reasonable discretion). In the event the Seller Representative elects to control any Tax Claim pursuant to the terms of this Section 6.1(c), then (i) Buyer shall be entitled to participate in the defense of any such contest; (ii) Seller Representative shall keep Buyer reasonably informed and consult with the Buyer and its tax advisors with respect to any issue relating to such Tax Claims; (iii) Seller Representative shall provide Buyer with copies of all correspondence, notices and other written materials received from any governmental authority relating to such Tax Claim and shall otherwise keep the Seller Representative and its tax advisors promptly advised of significant developments and significant communications involving representatives shall not be entitled of the governmental authority with respect thereto; (iv) Seller Representative shall provide Buyer with a copy of any written submission to a governmental authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that Buyer or its tax advisors may have with respect thereto; and (iv) Seller Representative shall not settle such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(d) Transfer Taxes.  Each holder of the Shares shall be liable for all transfer Taxes arising from the sale of such Shares.

(e) Assistance and Cooperation.  After the Closing Date, Sellers, at the Company’s expense, shall: (i) assist Buyer or the Company in preparing any Tax Returns or reports which Buyer is responsible for preparing and filing in accordance with this Section 6.1; (ii) cooperate fully in preparing for any audits of, or disputes with governmental authorities regarding any Tax Returns of the Company; (iii) make available to Buyer, the Company and to any governmental authority as reasonably requested all information, records, and documents relating to Taxes of the Company; (iv) provide timely notice to Buyer or the Company, as the case may be, in writing of any pending or threatened tax audits or assessments of the Company; and (v) furnish Buyer with copies of all correspondence received from any governmental authority in connection with any Tax audit or information request with respect to the Company. To the extent that the Sellers may potentially be liable under this Agreement with regards to any item  mentioned in this Section 6.1(e) (e.g. Tax Return, audit, dispute, assessment, etc.) Buyer shall provide to the Sellers the same assistance, cooperation, information, records, documents, notice, and copies of correspondence that the Sellers are required to provide Buyer under this Section 6.1(e).

(f) Transaction-Related Tax Benefits.

(i)
For purposes of this agreement, “Transaction-Related Tax Benefit” shall mean all items of loss, deduction or credit resulting from or attributable to (a) the payment of any bonuses to employees of the Company and the Subsidiaries upon consummation of the transactions contemplated hereby and (b) payment of legal, financial advisory, accounting and other fees and expenses of the Company (including any transaction costs paid by the Company on or before the Closing Date) in connection with the transactions contemplated hereby, to the extent such fees and expenses are deductible.

(ii)
50% of any reduction in Tax attributable to any Transaction-Related Tax Benefit realized by Parent, the Company, or their respective subsidiaries, shall be for the account of the Sellers, and Parent and/or the Company shall, subject to Section 2.6, pay over to the Sellers, 50% of (A) the amount of any Tax refund, (B) the amount of any credit or (C) the amount of any reduction in Tax realized by Parent, the Company, or their respective subsidiaries, attributable to any Transaction-Related Tax Benefit, within five days after receipt or entitlement thereto, or realization thereof.

6.2  DIRECTORS’ AND OFFICERS’ INDEMNIFICATION.

(a) Buyer agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and its Subsidiaries (the “Covered Persons”) provided for in their respective charters or by-laws or otherwise in effect as of the date hereof shall continue in full force and effect indefinitely.  Without limiting the general indemnification rights of the Covered Persons under this Section 6.2, from and after the Closing Date, Buyer shall cause the Company  or any successor thereto to indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Closing Date to the extent provided in any written indemnification agreements between the Company and/or one or more of its Subsidiaries.

(b) At or prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six years following the Closing of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.  The cost of the D&O Tail shall be a reduction to Working Capital as shown on the Preliminary Balance Sheet.  Buyer shall cause the Company to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) The obligations under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.2 applies without the consent of such affected Covered Person (it being expressly agreed that the Covered Persons to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2 and shall be entitled to enforce the covenants contained herein).

(d) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company, as the case may be, assume the obligations set forth in this Section 6.2.

7.    INDEMNIFICATION; REMEDIES

7.1  SURVIVAL.  All representations and warranties in this Agreement, and all claims with respect thereto, shall terminate on the date that is 18 months after the Closing Date (the “Expiration Date”), except that (i) the representations and warranties contained in Sections 3.4 (Capitalization), 4.4 (Ownership of Shares), 3.2, 4.2, 5.2 (Authority), 3.6, 4.5 and 5.6 (Brokers or Finders) shall survive indefinitely and (ii) the representations and warranties contained in Sections 3.11 (Taxes) and 3.13 (Employee Benefits) shall survive until the expiration of 7 years after the Closing Date (clauses (i) and (ii) collectively, the “Special Items”); it being understood that in the event notice of any claim for indemnification has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. Each covenant and agreement contained herein shall survive until performed in accordance with its terms.

7.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS.

(a) The Majority Sellers shall be jointly and severally liable for 100% of, and the Minority Sellers shall be severally and not jointly liable for their respective Pro Rata Share of, and will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”), arising, directly or indirectly, from or in connection with (i) any breach of any representation or warranty regarding the Company made by Sellers and the Company in Section 3 of this Agreement or in any certificate delivered by the Company pursuant to this Agreement; or (ii) any breach by the Company of any covenant or obligation of the Company in this Agreement.

(b) Each Seller, severally and not jointly, will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with any breach of (i) any representation or warranty regarding such Seller made by such Seller in Section 4 of this Agreement, and (ii) any covenant or obligation of such Seller in this Agreement.

(c) Each Minority Seller acknowledges and agrees that it is liable for, and shall promptly pay to the Majority Sellers upon demand therefor, such Minority Sellers’ Pro Rata Share of any Damages paid by the Majority Sellers pursuant to this Section 7, and that the Majority Sellers shall be entitled to cause the Seller Representative to pay to the Majority Seller any portion of the Escrow Funds, the Seller Representative Expense Amount, or any other amount payable to such Minority Seller in setoff against any such Pro Rata Share of such Damages not paid when due.  Nothing contained herein shall limit the remedies available to the Majority Sellers at law or equity with respect to any amounts payable thereto by any Minority Seller in connection with the payment of Damages hereunder.

(d) Solely for purposes of calculating Damages, all “materiality”, “material adverse effect” and other qualifiers of similar import contained in any representation, warranty or covenant of the Company or Sellers shall be disregarded.

7.3  LIMITATIONS ON LIABILITY.

(a) Other than with respect to the Special Items, for which the following limitations shall not apply, the Buyer Indemnified Persons shall not be entitled to any indemnification pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) (x) until the aggregate dollar amount of all Damages that would otherwise be indemnifiable pursuant to Section 7.2(a)(i) or Section 7.2(b)(i) exceeds $100,000 (the “Threshold Amount”), provided that once the aggregate amount of all such Damages exceeds the Threshold Amount, the Buyer Indemnified Parties shall be entitled to recover all such Damages, including the Threshold Amount and (y) unless the Damages suffered by the Buyer Indemnified Persons in connection with any individual item exceeds an amount equal to $2,000 (it being understood that such Damages suffered by the Buyer Indemnified Persons in connection with any individual item that are less than $2,000 shall not be counted against the Threshold Amount).

(b) Buyer’s first recourse for any indemnifiable Damages shall be the Adjustment and Indemnity Escrow Amount until the Adjustment and Indemnity Escrow Amount shall be depleted or released in its entirety, regardless of the nature of the claim or the representation, warranty, covenant or other agreement breached or alleged to be breached.

(c) The maximum obligation of Sellers for all claims for indemnification by the Buyer Indemnified Persons pursuant to Section 7.2 (except in each case with respect to the Special Items) shall not exceed $20,000,000 (the “Cap”). The maximum obligation of Sellers for all claims for indemnification by the Buyer Indemnified Persons relating to breaches of or inaccuracies in the Special Items shall not exceed the Purchase Price, as adjusted in accordance with the terms of this Agreement.

(d) The maximum obligation of each individual Seller (i) with respect to any claim for indemnification subject to the Cap shall not exceed such Seller’s Pro Rata Share of the Cap and (ii) with respect to claims for indemnification for breaches of or inaccuracies in the Special Items shall not exceed such Seller’s Pro Rata Share of the Purchase Price, as adjusted in accordance with the terms of this Agreement; provided that nothing contained in this Section 7.3(d) shall limit the joint and several liability of the Majority Sellers pursuant to Section 7.2(a).

(e) No Buyer Indemnified Person shall be entitled to indemnification hereunder for any Damages arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Damages incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Damages are included in the calculation of Working Capital, Debt, or Company Transaction Expenses.

(f) The amount of any Damages for which Buyer Indemnified Persons shall be entitled to indemnification under this Section 7 shall be reduced by (i) any Tax benefit actually realized by the Buyer Indemnified Persons arising from the incurrence or payment of any Damages in the taxable year of or the taxable year immediately following the incurrence or payment of any Damages, (ii) insurance proceeds actually received, or (iii) other cash reimbursement actually received as an offset against such Damages (in each case net of any costs incurred to obtain such benefit, proceeds or reimbursement and all deductions and adjustments to premiums, provided that no right of subrogation shall accrue to any insurer or third party indemnitor hereunder). If the amount of the reduction contemplated above is determined or paid to a Buyer Indemnified Person after payment from the Adjustment and Indemnity Escrow Amount of any amount otherwise required to be paid to a Buyer Indemnified Person pursuant to this Section 7, the Buyer Indemnified Person shall either repay to the Seller Representative (on behalf of Sellers), promptly after such determination or payment, any amount that should not have been paid pursuant to this Section 7 had such determination or payment been made at the time of such payment from the Adjustment and Indemnity Escrow Amount or permit the Seller Representative (on behalf of Sellers) to reduce any other payment then required to be made from the Adjustment and Indemnity Escrow Amount, if any, by such amount.

(g) Each Buyer Indemnified Person shall use commercially reasonable efforts to mitigate Damages for which indemnification may be claimed by them pursuant to this Agreement upon and after acquiring actual knowledge of any event that could reasonably be expected to give rise to any such Damages; provided, that for the avoidance of doubt, any costs or expenses incurred by any Buyer Indemnified Person pursuant to this Section 7.3(g) shall constitute Damages.

(h) Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable under this Section 7 for any (i) punitive or exemplary damages other than any such damages that are recovered by a third party that is not an affiliate of the applicable Indemnified Person in connection with a third party claim or (ii) any consequential or incidental damages, except in each case to the extent such damages would be recoverable under applicable law in a breach of contract suit under the specific circumstances surrounding such breach and other than any such damages that are recovered by a third party that is not an affiliate of the applicable Indemnified Person.

7.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER.  Buyer will indemnify and hold harmless Sellers and their Representatives, stockholders, controlling persons, and affiliates (collectively, the “Seller Indemnified Persons” and, together with the Buyer Indemnified Persons, the “Indemnified Persons”), and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in Section 5 of this Agreement, or (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.  Solely for purposes of calculating Damages, all “materiality”, “material adverse effect” and other qualifiers of similar import contained in any representation, warranty or covenant of Buyer shall be disregarded.  Buyer’s indemnification obligation shall be subject to Sections 7.3(f), 7.3(g) and 7.3(h) as if such Sections applied to the Seller Indemnified Persons mutatis mutandis.

7.5  PROCEDURE.

(a) An Indemnified Person may seek recovery of Damages by delivering to the Seller Representative, in the case of a Buyer Indemnified Person, or to Buyer, in the case of a Seller Indemnified Person (with a copy simultaneously provided to the Escrow Agent in the case of a claim by any Buyer Indemnified Person), written notice of such claim (each a “Claim Notice”).  The date of such delivery of a Claim Notice is referred to herein as the “Claim Date”.  The Claim Notice shall (i) state that an Indemnified Person has paid, sustained, incurred or accrued Damages and (ii) specifying in reasonable detail based on the information then available, the individual items of Damages included in the amount so stated and the general nature of the indemnifiable matter to which such item is related.

(b) Buyer, in the case of a claim by a Seller Indemnified Person, or the Seller Representative, in the case of a claim by a Buyer Indemnified Person, may object to a claim for indemnification set forth in a Claim Notice by delivering to the Buyer Indemnified Person or to the Seller Indemnified Person seeking indemnification (and, in the case of a claim against the Adjustment and Indemnity Escrow Amount, to the Escrow Agent) a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), provided, that to be effective, such Objection Notice must (A) be delivered to Buyer or to the Seller Representative, as applicable (and, in the case of a claim for recourse against the Adjustment and Indemnity Escrow Amount, to the Escrow Agent) prior to midnight (California time) on the twentieth (20th) day following the Claim Date of the Claim Notice (such deadline, the “Objection Deadline”) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(c) In case Buyer or the Seller Representative, as applicable, timely delivers an Objection Notice, Buyer or the Seller Representative, together with the Buyer Indemnified Person or the Seller Indemnified Person, as applicable, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Buyer or the Seller Representative reach an agreement with the Buyer Indemnified Person or the Seller Indemnified Person, as applicable, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Indemnity Escrow Amount, shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Adjustment and Indemnity Escrow Amount in accordance with the terms thereof.

(d) The parties shall provide each other with such information, records and other documentation in such party’s possession as is reasonably necessary and appropriate in attempting to resolve such objection, subject in all cases to the right of each party to withhold such information as reasonably necessary to preserve attorney-client privilege and the confidentiality of competitively sensitive information.

(e) If Buyer or the Seller Representative, as applicable, does not object in writing to the claims contained in a Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment by all parties that the Buyer Indemnified Person or the Seller Indemnified Person, as applicable, is entitled to the full amount of the claims for Damages set forth in such Claim Notice, and, in the case of indemnification by Sellers of the Buyer Indemnified Persons, the Escrow Agent shall make distributions from the Adjustment and Indemnity Escrow Amount in accordance with the terms of such Claim Notice and the Escrow Agreement.

7.6  THIRD PARTY CLAIMS.

(a) An Indemnified Person shall give the Seller Representative written notice, in the case of a Buyer Indemnified Person, or to Buyer, in the case of a Seller Indemnified Person (each, a “Claims Notice”) of any claim, assertion, event or proceeding for Damages by or in respect of a third party as to which such Indemnified Person may request indemnification hereunder as soon as is practicable and in any event within 30 days of the time that such Indemnified Person learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Seller Representative or Buyer, as applicable, shall not affect rights to indemnification hereunder except to the extent that Sellers or Buyer, as applicable, are actually and materially prejudiced by such failure.

(b) The Seller Representative or Buyer, as applicable, shall have 30 days after receipt of such Claims Notice to notify in writing the Indemnified Person that it intends to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and such Indemnified Person shall cooperate with it in connection therewith; provided, however, that the Seller Representative or Buyer, as applicable, may not undertake, conduct or control such settlement or defense unless the Seller Representative or Buyer, as applicable, acknowledges such Indemnified Person’s right to indemnification pursuant to this Agreement; provided, further, that the Seller Representative or Buyer, as applicable, shall not have the right to assume the defense in connection with such Claims Notice if (i) the Claims Notice seeks only an injunction or other equitable relief, (ii) the Indemnified Person shall have been advised by counsel there are one or more legal or equitable defenses available to the Indemnified Person that are different from or in addition to those available to the Seller Representative or Buyer, as applicable, and, in the reasonable opinion of the Indemnified Person, that counsel for the Seller Representative or Buyer, as applicable, could not adequately represent the Indemnified Person’s interests because they conflict with those of the Seller Representative or Buyer, as applicable, (iii) such Claims Notice primarily involves any matter beyond the scope of the indemnification obligations of Sellers or Buyer or (iv) the Seller Representative or Buyer, as applicable, shall not have assumed the defense of such Claims Notice in a timely fashion.

(c) If the Seller Representative or Buyer, as applicable, elects to assume the defense of any such claim or proceeding, the Seller Representative or Buyer, as applicable, shall consult with the Indemnified Person for the purpose of allowing the Indemnified Person to participate in such defense, but in such case the expenses of the Indemnified Person shall be paid by the Indemnified Person.  An Indemnified Person shall provide and shall cause the Seller Representative or Buyer and the Company, as applicable, to provide the Seller Representative or Buyer, as applicable, and its respective counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller Representative or Buyer, as applicable, in the defense or settlement thereof.  If the Seller Representative or Buyer, as applicable, elects to direct the defense of any such claim or proceeding, an Indemnified Person shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller Representative or Buyer, as applicable, consents in writing to such payment or unless the Seller Representative or Buyer, as applicable, subject to the last sentence of this Section 7.6(c), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Seller Representative or Buyer, as applicable, is entered against an Indemnified Person for such liability.  If the Seller Representative or Buyer, as applicable, fails to defend or if, after commencing or undertaking any such defense, the Seller Representative or Buyer, as applicable, fails to prosecute or withdraws from such defense, an Indemnified Person shall have the right to undertake the defense or settlement thereof.  If the Indemnified Person assumes the defense of any such claim or proceeding pursuant to this Section 7.6 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Person shall give the Seller Representative or Buyer, as applicable, prompt written notice thereof, and the Seller Representative or Buyer, as applicable, shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding, subject to the conditions set forth in this Section 7.6 and that in the event of settlement, the Seller Representative’s or Buyer’s consent thereto, as applicable, shall not be unreasonably delayed, withheld or conditioned.

7.7  REMEDIES EXCLUSIVE.  From and after the Closing, the rights of the Buyer Indemnified Persons to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to recovery against the then-remaining portion of the Cap on the terms contained in this Section 7 (except with respect to Special Items and breach of covenants), and such indemnification rights shall be the sole and exclusive remedies of Buyer Indemnified Persons subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith (except with respect to the Special Items and breach of covenants).  Notwithstanding anything to the contrary herein, the existence of this Section 7 and of the rights and restrictions set forth herein do not limit any legal remedy against the parties hereto to claims based on the fraud of the Person against whom such remedy is sought; provided that the maximum liability of any Seller for Damages hereunder, whether resulting from fraud or otherwise, shall not exceed the actual amount of consideration received thereby pursuant to the terms of this Agreement (provided that nothing contained in this Section 7.7 shall limit the joint and several liability of the Majority Sellers pursuant to Section 7.2(a)).

7.8  TREATMENT OF INDEMNITY PAYMENTS.  To the extent permitted by law, all payments made pursuant to this Section 7 shall be treated as adjustments to the Purchase Price for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

8.    SELLER REPRESENTATIVE

8.1  ACKNOWLEDGEMENT.  By signing this Agreement, each Seller shall be deemed to have irrevocably constituted or appointed the Seller Representative as the representative, and by execution of this Agreement, the Seller Representative hereby accepts such appointment, to act on behalf of Sellers as their agent and attorney in-fact, with full power of substitution, to act in their name, place and stead in connection with the transactions contemplated by this Agreement.  The power of attorney granted in this Section 8.1 by each Seller is coupled with an interest and is irrevocable, may be delegated by the Seller Representative and shall survive the death or incapacity of any Seller.  Buyer is entitled to rely on the actions of the Seller Representative taken on behalf of Sellers in connection with the transactions contemplated by this Agreement.  By signing this Agreement, each Seller shall be deemed to have authorized the Seller Representative, on their behalf and in their name to:

(a) have the full and exclusive power and authority to act for and on behalf of each Seller in any and all capacities and to do and perform every act and thing required or permitted to be done, in the reasonable judgment of the Seller Representative, in connection with the transactions contemplated by this Agreement and the Escrow Agreement;

(b) receive all notices or documents given or to be given to Sellers pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(c) engage counsel and such accountants and other advisors for Sellers and incur such other expenses on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby as the Seller Representative may deem appropriate;

(d) take such action on behalf of Sellers as the Seller Representative may deem appropriate in respect of the following:

(i)	any claims (including settlement thereof) made by any Buyer Indemnified Person for indemnification pursuant to Section 7;

(ii)	any amendment to this Agreement that is permitted under Section 9.8;

(iii)	take such other action as the Seller Representative is authorized to take under this Agreement or the Escrow Agreement;

(iv)	receive all documents or certificates or notices, make all determinations and give all consents and waivers on behalf of Sellers required under this Agreement or the Escrow Agreement;

(v)
represent each Seller or all or certain Sellers as a group in all litigation and negotiate or enter into settlements and compromises relating to any disputes arising in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and

(vi)	take all relevant action in all such other matters as the Seller Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby.

8.2  EXPENSES OF THE SELLER REPRESENTATIVE.  The Seller Representative shall be entitled to withdraw cash amounts held in the account containing the Seller Representative Expense Amount in reimbursement for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Seller Representative in performing under this Agreement and the Escrow Agreement.  In the event that the Seller Representative Expense Amount is insufficient to cover the fees and expenses incurred by the Seller Representative in performing under this Agreement, each of the Common Equityholders shall be obligated to pay their Pro Rata Share of any such deficiency.  Without limiting the foregoing, the Seller Representative shall be entitled to deduct any such fees and expenses in excess of the then-remaining portion of the Seller Representative Expense Amount from any amounts payable to the Common Equityholders in accordance with the terms of this Agreement or the Escrow Agreement.

8.3  INDEMNIFICATION OF SELLER REPRESENTATIVE.  The Common Equityholders shall indemnify the Seller Representative for and shall hold the Seller Representative harmless against any loss, liability or expense incurred by the Seller Representative or any of its affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Seller Representative’s conduct as Seller Representative, including all out-of-pocket expenses incurred for legal fees or otherwise, other than losses, liabilities or expenses resulting from the Seller Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement and the Escrow Agreement.  The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be first deducted from the Seller Representative Expense Amount and shall thereafter be individual obligations of the Common Equityholders based on their Pro Rata Share of such costs, which obligations may be satisfied as contemplated by Section 8.2.  The Seller Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Seller Representative in accordance with such advice, the Seller Representative shall not be liable to Sellers or the Escrow Agent or any other person.  In no event shall the Seller Representative be liable hereunder or in connection herewith for (a) any indirect, punitive, special or consequential damages or (b) any amounts other than those that are satisfied out of the Escrow Funds.

8.4  REASONABLE RELIANCE.  In the performance of its duties hereunder, the Seller Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Common Equityholders or any party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

9.    GENERAL PROVISIONS

9.1  EXPENSES.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

9.2  PUBLIC ANNOUNCEMENTS.  Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as Buyer, in its sole discretion, determines. Unless consented to by Buyer in advance or required by Legal Requirements, the Company and Sellers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication.  Nothing contained in this Section 9.2 shall prevent any party from (i) furnishing any information concerning the Agreement to such party’s officers, directors, lenders, accountants, counsel or representatives only on a need-to-know basis, (ii) furnishing any information concerning the Agreement to such party’s investors or limited partners as required by the terms of any applicable investment fund or investment management agreements, (iii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or (iv) furnishing information concerning this Agreement that is generally available to the public, or (v) unless such disclosure is made subject to a confidentiality and non-disclosure agreement.

9.3  CONFIDENTIALITY.  Following the Closing, the Company, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Sellers, Buyer and the Company to maintain in confidence, any written information stamped “confidential” when originally furnished by another party or the Company in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or (d) such information is independently developed by either party.

9.4  NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Company:               Ziff Davis, Inc.
28 East 28th Street,
New York, NY 10016
Facsimile No.: (212) 503-5000
Attention:  Vivek Shah

with a copy to:                      Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: David Dietz, Esq.
Facsimile:  (617) 523-1231

If to any Seller or the Seller Representative, then to the Seller Representative as follows:

Great Hill Equity Partners IV, LP
c/o Great Hill Partners, LLC
One Liberty Square
Boston, MA 02109
Attention:  Christopher Gaffney
Facsimile No.: (617) 790-9401

with a copy to:                     Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: David Dietz, Esq.
Facsimile:  (617) 523-1231

If to Buyer:	j2 Global, Inc.
6922 Hollywood Blvd., Ste. 800
Los Angeles, CA 90028
Attention: President & Legal Department
Facsimile No.: 323-860-9201

with a copy to:                      Sullivan & Cromwell LLP
1888 Century Park E Suite 2100
Los Angeles, California 90067
Telephone: (310) 712-6603
Attention: Patrick S. Brown
Facsimile No.: (310) 712-8800

9.5  JURISDICTION; SERVICE OF PROCESS.  For purposes of this Agreement, each of the parties hereto hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by law, (ii) agrees that service of process made in accordance with this Section 9.5 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.4 will constitute good and valid service of process in any such legal action, suit or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.  Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the State of New York, Borough of Manhattan, or if such court does not have jurisdiction, a federal court sitting in the Southern District of the State of New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

9.6  FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.7  WAIVER.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.8  ENTIRE AGREEMENT AND MODIFICATION.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

9.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.  No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer (provided that any such assignment shall not relieve Buyer of its obligations hereunder). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns, except as set forth in or contemplated by the terms and provisions of Section 6.2 and Section 7 with respect to the Persons specified therein.

9.10    SEVERABILITY.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.11    GOVERNING LAW.  This Agreement will be governed by the laws of (a) the State of Delaware without regard to conflicts of laws principles for corporate matters and (b) the laws of the State of New York without regard to conflicts of laws principles for contract matters.

9.12    SPECIFIC PERFORMANCE.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.13    COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

j2 Global, Inc.

By: /s/ R. Scott Turicchi
R. Scott Turicchi
Its: President

COMPANY:

Ziff Davis, Inc.

By:  /s/ Vivek Shah
Name: Vivek Shah
Its:  CEO

MAJORITY SELLERS:

GREAT HILL EQUITY PARTNERS IV, LP

BY: GREAT HILL PARTNERS GP IV, LP,
        ITS GENERAL PARTNER

BY: GHP IV, LLC, ITS GENERAL PARTNER

By: /s/ Christopher S. Gaffney
Name: Christopher S. Gaffney
Title: A Manager

GREAT HILL INVESTORS, LLC

By: /s/ Christopher S. Gaffney
Name: Christopher S. Gaffney
Title: A Manager

SELLER REPRESENTATIVE:

GREAT HILL EQUITY PARTNERS IV, LP
BY: GREAT HILL PARTNERS GP IV, LP,
        ITS GENERAL PARTNER
BY: GHP IV, LLC, ITS GENERAL PARTNER

By: /s/ Christopher S. Gaffney
Name: Christopher S. Gaffney
Title: A Manager

MINORITY SELLERS:

/s/ Vivek R. Shah
Vivek R. Shah

/s/ Bennett Zucker
Bennett Zucker

/s/ Anurag Harsh
Anurag Harsh

/s/ Steven Horowitz
Steven Horowitz

/s/ Eric Koepele
Eric Koepele

/s/ Joseph A. Fortuna, Jr.
Joseph A. Fortuna, Jr.

/s/ C. Andrew Johns
C. Andrew Johns